Exhibit 99.2

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
MAVERICK BANCSHARES, INC.

I.     PURPOSE AND AUTHORITY

     The Audit Committee (the "Committee") is designated by the Board of Directors (the "Board") of Maverick Bancshares, Inc. (the "Company") for the purpose of:

  assisting the Board in fulfilling its responsibilities for general oversight of (i) the accounting and financial reporting processes of the Company and audits of its financial statements, including the integrity of the Company's financial statements, financial reporting process and systems of internal controls; (ii) compliance with the Company's policies and procedures and with legal and regulatory requirements applicable to the Company; (iii) the outside auditor's qualifications and independence; and (iv) the performance of the Company's internal audit function and outside auditors;

  providing an avenue of communication among the outside auditors, management, the internal auditing department and the Board;

  reviewing areas of potential significant financial risk to the Company; and

  preparing a report as required by the proxy rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

     The Committee has the authority to conduct any investigations or inquiries it deems appropriate to fulfilling its responsibilities, and has direct access to the outside auditor as well as the internal audit department and any employees of the Company. The Committee also has the authority to engage independent counsel, accountants and such other advisors as it deems necessary to carry out its duties. The Company must provide appropriate funding, as determined by the Committee, for the payment of: compensation to any outside auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any independent counsel, accountants or other advisors engaged by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     The Committee may (i) adopt policies and procedures for the pre-approval, as required by Section 10A(i) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of audit and non-audit services to be provided to the Company by the outside auditor, provided the policies and procedures are detailed as to the particular service and the Committee is informed of such service and that such policies and procedures do not include the delegation of the Committee's responsibilities to management; and (ii) delegate to a designated Member or Members of the Committee (the "Members") the authority to pre-approve any such audit and non-audit services, so long as any such approvals by such Member or Members are disclosed to the Committee at its next scheduled meeting.

II.     COMPOSITION AND MEETINGS

     The Committee shall have at least three Members and shall be composed entirely of independent directors within the meaning of Section 10A(m) of the Exchange Act, Rule 10A-3(b)(1) of the SEC and the applicable rules of any market on which securities of the Company may be listed for trading. All Members shall be financially literate, as interpreted by the Board, and at least one Member shall be an "audit committee financial expert" as defined in the rules and regulations of the SEC. In addition, a Member may not serve on more than two other public company audit committees unless the Board determines that such simultaneous service would not impair the ability of the Member to serve effectively on the Committee.

     Members shall be appointed by, and serve at the pleasure of, the Board. The Board may designate one Member to serve as the Committee chair (the "Chair"). If no such person is so designated, the Committee may designate the Chair.

     The Committee shall meet as frequently as circumstances dictate. In advance of the meeting, the Chair shall approve and cause to be distributed an agenda, which shall be developed in consultation with management, the director of the internal audit department, the outside auditor, the independent counsel, if any, and the Members. A majority of the Members shall constitute a quorum, and the action of a majority of the Members at a meeting at which a quorum is present will be the action of the Committee.

     The Committee shall meet in separate executive sessions and also periodically in private sessions with management, the director of the internal auditing department and the outside auditor. The Committee may ask members of management or others to attend its meetings and provide pertinent information as necessary.

III.     RESPONSIBILITIES AND DUTIES

     A.     Review Procedures

    The Committee shall review and reassess the adequacy of this Charter at least annually. Also, the Committee shall submit this Charter and any changes to the Board for approval.

    The Committee shall meet with management and the outside auditor to discuss the Company's annual financial statements and the report of the outside auditor thereon to be included in the Company's Annual Report on Form 10-KSB, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61") and any significant issues encountered in the course of the audit work, including: any restrictions on the scope of activities or on access to required information; the adequacy of internal controls; any significant disagreements with management; and any audit problems or difficulties with management's response. Following such review and discussions, if so determined by the Committee, it shall recommend to the Board that the annual financial statements be included in the Company's annual report.

    The Committee shall meet with management and the outside auditor to discuss the Company's interim financial results to be included in each of the Company's Quarterly Reports on Form 10-QSB, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Each such review shall include any matters required to be discussed by SAS No. 61 and any significant changes to the Company's accounting principles, and shall occur prior to the filing of each Quarterly Report on Form 10-QSB.

    The Committee shall review the type and presentation of information to be included in the Company's earnings press releases (paying particular attention to any use of "proforma" or "adjusted" non-GAAP information), discuss the earnings press releases and review any financial information and earnings guidance provided by the Company to analysts and rating agencies.

    The Committee shall review (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

    The Committee shall instruct the outside auditor to report to the Committee on all critical accounting policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditor, and other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences, and shall discuss the same with the outside auditors and management.

    The Committee shall discuss guidelines and policies of the Company with respect to risk assessment and risk management.

    The Committee shall review all related-party transactions and potential conflict of interest situations where appropriate.

    The Committee shall conduct an annual self-evaluation of its performance.

     B.     Outside Auditor

    The Committee shall appoint the outside auditor, recommend (if appropriate) ratification of that appointment by the Company's shareholders, approve all audit fees and terms, oversee the work of any outside auditor appointed by the Company (including resolution of any disagreements between management and the outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, evaluate the performance of the outside auditor and, if so determined by the Committee, replace the outside auditor; it being acknowledged that the outside auditor is accountable and must report directly to the Committee and ultimately to the Board, as representatives of the stockholders.

    At least annually, if required under applicable law, the Committee shall obtain and review a report by the outside auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the outside auditor and the Company.

    The Committee shall receive and evaluate the written disclosures and the letters that the outside auditor is required to deliver to the Committee regarding its independence, discuss with the outside auditor any disclosed relationships or services that may impact its objectivity and independence and, if so determined by the Committee as part of its evaluation, take, or recommend that the Board take, appropriate action concerning independence of the outside auditor.

    The Committee shall approve, in advance of their performance, all audit services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services (including tax services) to be provided to the Company by its outside auditor; provided, however, that the Committee shall not approve any of the following non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption or except as otherwise permitted by the rules and regulations of the SEC:

    (a)     bookkeeping or other services related to the accounting records or financial statements of the Company;

    (b)     financial information systems design and implementation;

    (c)     appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

    (d)     actuarial services;

    (e)     internal audit outsourcing services;

    (f)     management functions or human resources;

    (g)     broker or dealer, investment adviser, or investment banking services;

    (h)     legal services and expert services unrelated to the audit; and

    (i)     any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

    The Committee shall set clear hiring policies for employees or former employees of the outside auditor.

     C.     Internal Audit Department

    The Committee shall review the budget, plans, organizational structure and qualifications of the internal audit department, as needed.

    The Committee shall review significant reports prepared by the internal audit department, together with management's response thereto and follow-up to these reports. In the event that such reports concern any significant exposures, fraud or regulatory noncompliance, this review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

    The Committee shall appoint the director of the internal audit department, approve all compensation of the director and evaluate the director's performance.

     D.     Other Responsibilities

    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

    The Committee shall oversee the development of, and recommend for adoption by the Board, a code of business conduct and ethics for employees, officers and directors as required by the applicable rules of any market on which securities of the Company may be listed for trading, periodically review and assess the code of business conduct and ethics and recommend modifications to the Board as appropriate.

    The Committee shall maintain minutes of its meetings and report to the Board regularly on the activities of the Committee.

    The Committee shall provide for the education and training of the Members, as needed.

    The Committee shall perform all such other duties and responsibilities as it deems necessary and appropriate to accomplish the foregoing or as may be assigned from time to time by the Board.